Exhibit 4.1

SENIOR SECURED CREDIT AGREEMENT

BETWEEN

KY USA ENERGY, INC.,
a Kentucky corporation,

AND

NSES 12, LLC,
a Delaware limited liability company

Dated Effective as of June ____, 2008

SENIOR SECURED TERM LOAN OF UP TO $10,000,000

i

ii

EXHIBITS

Exhibit A	Property Descriptions
Exhibit B	Form of Note
Exhibit C	Property Operating Statement
Exhibit D	Request for Commitment
Exhibit E	Cost Certificate
Exhibit F	Assignment of Overriding Royalty Interest
Exhibit G	Initial Development Plan
Exhibit H	Form of Notice of Assignment of Proceeds
Exhibit I	Form of Guaranty
Exhibit J	Form of Environmental Indemnity Agreement

SCHEDULES

Schedule 2.1(a)	Wire Transfer Instructions
Schedule 4.1(b)	Shareholders of Borrower
Schedule 4.1(c)	Borrower Equity Interest Obligations
Schedule 4.1(g)	Borrower’s Pro Forma Financial Statements and Cash Flow Statement
Schedule 4.1(h)	Other Obligations and Restrictions
Schedule 4.1(j)	Litigation
Schedule 4.1(m)	Unpaid Bills
Schedule 4.1(o)	Subsidiaries
Schedule 4.1(r)	Compliance with Environmental and Other Laws
Schedule 4.1(s)	Equipment Description
Schedule 4.1(t)	Purchasers of Hydrocarbons
Schedule 4.1(u)	Existing Hydrocarbon Sales Agreement
Schedule 4.1(v)	Existing Hedging Agreements
Schedule 4.1(w)	Agreements with Employees
Schedule 7.2(k)	Existing Liens

iii

SENIOR SECURED CREDIT AGREEMENT

THIS SENIOR SECURED CREDIT AGREEMENT (“Agreement”) is made and entered into effective as of the ___ day of June, 2008 by and among KY USA ENERGY, INC., a Kentucky corporation (“Borrower”), and NSES 12, LLC, a Delaware limited liability company (“Lender”).

WHEREAS, Borrower has requested that Lender make available, and Lender is willing to make available to Borrower on the terms and conditions hereinafter set forth, a loan for the development of certain oil and gas properties.

NOW, THEREFORE, the parties hereto in consideration of the foregoing and the terms, covenants, provisions and conditions hereinafter set forth hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“Accounting Procedure” means the accounting procedure attached to and incorporated in any Operating Agreement.

“Adjusted Net Cash Flow” means, unless specified otherwise, the aggregate amount calculated as Gross Receipts minus (a) the aggregate amount calculated as Expenses, (b) approved Working Capital, and (c) approved capital expenditures (unless funded by an advance under this Facility), for any specified period.

“AFE” means Authorization for Expenditures.

“Affiliate(s)” means, as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership, membership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership, membership or other ownership interests of any other Person will be deemed to control such other Person, (ii) any subsidiary of Borrower shall be deemed to be an Affiliate of Borrower, and (iii) any direct or indirect stockholder or other equity owner of Borrower shall be deemed to be an Affiliate of Borrower.

“Agreement” means this Senior Secured Credit Agreement, as the same may be amended restated, extended or otherwise modified from time to time.

“Anti-Terrorism Laws” is defined in Section 4.1(z).

“Applicable Dedication Rate” means the percentage of the Adjusted Net Cash Flow paid to Lender pursuant to Section 2.6(a).

“Applicable Interest Rate” means the lesser of (a) the Maximum Rate and (b) the fixed per annum simple interest rate equal to twelve percent (12.0%).

“Assignment of Overriding Royalty Interest” means an assignment in the form of Exhibit F pursuant to which Borrower conveys to Lender an ORRI from time to time.

“Bankruptcy Code” means Title 11 of the United States Code as amended from time to time.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Business Day” means for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of New York or the laws of the United States of America.

“Change of Control” means the occurrence of any event, or series of events, pursuant to which:

(a) with respect to any Person, the holders of the capital ownership of such Person as of the date hereof cease to own and control, directly and indirectly, at least fifty-one percent (51%) of such Person’s capital ownership; and

(b) either of Steven D. Eversole or Clarence G. Collins ceases to be materially involved in the management of the Borrower, the Parent and the development of the Properties, and a replacement reasonably acceptable to Lender is not identified to Lender within ninety (90) days and is not employed by Borrower within an additional thirty (30) days.

“Charter Documents” means, as applicable for any Person that is not an individual, the articles or certificate of incorporation or formation, company agreement, certificate of limited partnership, regulations, bylaws, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments to any of them.

“Closing” is defined in Section 9.1.

“Closing Costs” is defined in Section 2.1(a).

“Closing Date” is defined in Section 9.1.

“Collateral” means all property of any kind which, pursuant to any Loan Document, is subject to a Lien in favor of Lender or is purported or intended to be subject to such a Lien, including without limitation, the Properties, Borrower’s interests in the Hydrocarbons produced therefrom or attributable thereto, the Equipment (including Fixtures), gathering systems, Borrower’s interests in the seismic, geological and geophysical data relating thereto, Borrower’s books and records relating thereto, the material contracts relating thereto, the accounts relating thereto, the insurance policies relating thereto and all products and proceeds of any of the foregoing.

“Collateral Coverage Ratio” means, when determined, the ratio derived by dividing (a) (i) the present value discounted at ten percent (10%) of Borrower’s Proved Reserves, calculated by Lender in connection with the most recent Reserve Report delivered hereunder (after being adjusted from time to time to incorporate Lender’s then-current assumptions with respect to pricing, Expenses and hedges under Permitted Hedging Agreements) plus (ii) Working Capital, by (b) the aggregate principal amount of the Loans outstanding at that time (including any Development Loan that has been requested but not funded).

“Collateral Ratios” means the Current Ratio and the Collateral Coverage Ratio.

“Control Account” means that certain bank account maintained by Borrower with JPMorgan Chase Bank, N.A., a national banking association, located at Lexington, Kentucky, ABA #021000021, Account #745745265.

“Corporate Income Taxes” means the amount of United States federal and state income taxes due and payable by Borrower, with respect to income of Borrower derived from the Properties and the other Collateral.

“Cost Certificate” is defined in Section 2.1(b)(ii).

“Coverage Default” means a Collateral Coverage Ratio of less than 1.2 has occurred.

“Coverage Deficiency” means that the Collateral Coverage Ratio is less than 1.5 but greater than 1.2.

“Current Assets” means, on any date of determination, the consolidated current assets that would, in accordance with GAAP, be classified as of that date as current assets, less any on-cash amount required to be included in Current Assets as the result of the applicable of FASB Statement 133 or FASB Statement 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statements 133 and 143).

“Current Liabilities” means, on any date of determination, the consolidated obligations that would, in accordance with GAAP, be classified as of that date as current liabilities, excluding (a) non-cash obligations under FASB Statement 133 or FASB Statement 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statement 133 and 143) and (b) excluding the current portion of the outstanding Loans and other long-term Debt.

“Current Ratio” means the ratio of Borrower’s consolidated current assets to Borrower’s current liabilities as of the end of each calendar quarter.

“Debt” means all indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered debt pursuant to GAAP.

“Debt Service” means the principal and interest due pursuant to the Note for any Interest Period.

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, fraudulent transfer or conveyance or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

“Default Rate” means the lesser of (i) the Applicable Interest Rate plus two percent (2%) and (ii) the Maximum Rate.

“Defensible Title” means with respect to the Properties, such title that: (A) with respect to each well or Unit located on the Leases, entitles Borrower to receive, free and clear of all royalties, overriding royalties and net profits interests (except the ORRI), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrower reflected on Exhibit A for such wells or Units for the productive life of such well or Unit (subject only to the Permitted Encumbrances); and (B) with respect to each well or Unit located on the Leases, obligates Borrower to bear costs and expenses relating to the maintenance, development and operation of such well or Unit in an amount not greater than the Working Interests reflected on Exhibit A for the productive life of such well or Unit (subject only to the Permitted Encumbrances); free and clear of any Lien, other than the Permitted Encumbrances and any Liens in favor of Lender and its Affiliates.

“Deposit Account Control Agreement” means that certain agreement dated of even date herewith among Borrower, Lender and JPMorgan Chase Bank, N.A. covering the Control Account.

“Development Loan” means the loan or loans made or to be made from Lender to Borrower, as evidenced by the Note, to fund Borrower’s Development Plan Expenditures, including the Initial Development Loan.

“Development Plan” means a plan provided by Borrower and approved by Lender with respect to the drilling, sidetracking, deepening, completing, recompleting or reworking activities or similar activities proposed by Borrower from time to time prior to the Drawdown Termination Date to be conducted on Wells located on any of the Properties. A Development Plan shall provide for, but not be limited to, the location, timing and estimated costs of Wells to be drilled or recompleted as well as names of key personnel required to undertake those operations and their associated responsibilities.

“Development Plan Expenditures” means the costs associated with each Development Plan.

“Direct Taxes” means, without duplication (a) Property Taxes, (b) Severance Taxes, (c) ad valorem taxes, (d) conservation taxes, and (e) any other taxes of any kind, excluding only income taxes and franchise taxes imposed on Borrower or any producer in connection with or as a result of their ownership of interests in the Properties.

“Drawdown Termination Date” means the earlier of (i) the second anniversary of the Closing Date or (ii) the date upon which Lender determines that no additional funds are available pursuant to this Agreement.

“Engineers” means, unless specifically provided otherwise, an independent petroleum engineering firm to be mutually acceptable to Borrower and Lender; provided that any prior acceptance by a party of any independent petroleum engineering firm does not necessarily denote acceptance by such party of such firm at any future time or date.

“Environmental Indemnity Agreement” is defined in Section 9.2(q).

“Environmental Laws” means any and all federal, state or local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. For purposes of this definition, “chemicals” includes all substances referred to in the second sentence of the definition herein of “Hazardous Materials.”

“Environmental Report” means that certain Phase I Environmental Site Assessment, which will be prepared by an entity acceptable to Lender and delivered to Lender in compliance with Section 7.1(z), and which report shall cover the Properties described on Exhibit A.

“Equipment” means all equipment of Borrower more particularly described in Schedule 4.1(s), and all other equipment of Borrower, used for or in the operation of the Properties which may not be described in Schedule 4.1(s), of every kind and nature whether located on the Properties or located elsewhere, including but not limited to, pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and all other equipment or movable property of any kind and nature and wherever situated now or hereafter owned by Borrower or in which Borrower may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes and replacements for any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Plan” means any employee pension benefit plan which is maintained by any Person subject to Title IV of ERISA.

“Event of Default” is defined in Section 10.1.

“Executive Order” is defined in Section 4.1(z).

“Expenses” means, in connection with the Properties, Borrower’s share of costs and expenses relating to, without duplication, (a) approved Operating Expenses, (b) Direct Taxes, (c) royalties, (d) overriding royalty interests, including the ORRI, (e) approved general and administrative expenses, and (f) accrued and unpaid interest and fees under this Facility.

“Facility” means the senior, first-priority, secured facility created pursuant to this Agreement.

“Facility Fees” means the fees owed by Borrower to Lender as consideration, in part, for Lender’s assistance to Borrower in structuring the transactions contemplated under this Agreement and the other Loan Documents in an amount equal to Two Hundred Thousand Dollars ($200,000), being equal to two percent (2%) of the Maximum Loan Amount.

“FASB” means the Financial Accounting Standards Board.

“Financial Statements” means the financial statements of Borrower required to be delivered pursuant to Section 7.1(c) hereof.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Receipts” means, in relation to and arising from the Properties and Permitted Hedging Agreements, all sums received by Borrower, including, but not limited to, Hedge Settlement Proceeds and proceeds under gas sales agreements, oil sales agreements, natural gas liquids sales agreements, gas processing agreements, gas gathering agreements, transportation agreements, Operating Agreements, including, but not limited to receipts pursuant to Accounting Procedures, and any other receipts relating to or arising from the Collateral (other than the proceeds of Collateral governed separately by Section 2.4(b)).

“Guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any Debt or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another Person to make payment of any such Debt or liability, or to make any payment (whether as a capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with Debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person’s Debt or liability.

“Guarantors” means Parent and all future subsidiaries of Borrower.

“Guaranty Agreement” is defined in Section 9.2(p).

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise. “Hazardous Materials” also includes (a) any petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel (including any mixtures of the foregoing) that has been or may be emitted, discharged or released into the environment, and (b) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal reserves.

“Hedge Settlement Payables” means any settlement amounts payable by Borrower under the terms of any executed Permitted Hedging Agreement.

“Hedge Settlement Proceeds” means any settlement amounts paid to Borrower under the terms of any executed Permitted Hedging Agreement.

“Hedging Agreement” means

(a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index options, swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined in paragraph (b) below); and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivates Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbon Interests” means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Hydrocarbon wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Hydrocarbon wherever located, including any beneficial, reserved or residual interest of whatever nature.

“Hydrocarbons” means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

“Initial Development Loan” is defined in Section 2.1(a).

“Initial Development Plan” means the Development Plan regarding the drilling an agreed number of Wells provided to Lender by Borrower prior the execution and delivery of this Agreement, which is attached as Exhibit G hereto.

“Initial Loan” is defined in Section 2.1(a).

“Intercreditor Agreement any intercreditor agreement among Lender, Borrower and any other counterparty approved by Lender in form and content acceptable to Lender and entered into in connection with a Permitted Hedging Agreement.

“Interest Period” means each monthly period beginning on (but not including) the Repayment Date in one calendar month and ending on (and including) the Repayment Date in the calendar month immediately thereafter; provided that the first Interest Period for the Note and Loans shall begin on the date a Loan is first funded hereunder and end on the Repayment Date in October 2008.

“Investment” in any Person means the amount paid or committed to be paid or the value of property or wages contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of Debt of such Person in whom the Investment is made.

“JIBs” is defined in Section 7.1(c)(iii).

“Lease” or “Leases” means, whether one or more, (i) those certain oil, gas and/or mineral leases set forth in the description of the Property on Exhibit A and any other interests in such leases, whether now owned or hereafter acquired by Borrower, and any extension, renewals, corrections, modifications, elections or amendments of any such oil and gas leases, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made (or intended or purported to be made) subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments of any such oil, gas and/or mineral leases.

“Lender” shall have the meaning assigned to such term in the preamble of this Agreement, and its successors and assigns.

“Letters in Lieu” means those certain letters in lieu of transfer orders, duly executed by Borrower, in the form satisfactory to Lender.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows it to have such Debt satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including, without limitation, any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Note, the Assignment of Overriding Royalty Interest, ORRI Letters in Lieu, the Mortgage, the Security Agreement, the Pledge Agreement, the Letters in Lieu, Environmental Indemnity Agreement, Notices of Assignment of Proceeds, the Deposit Account Control Agreement, the Subordination Agreement, the Intercreditor Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments, in as many counterparts as Lender may require, now, heretofore or hereafter delivered by Borrower to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

“Loans” means, collectively, the Initial Loan, the Development Loans, and the Facility Fees advanced hereunder and “Loan” means, individually, the Initial Loan and any Development Loan as described in Section 2.1 and any Facility Fee advanced hereunder.

“Material Adverse Effect” means any effect, event or matter:

(a) which is materially adverse to:

(i) the business, assets, liabilities, ownership, management or condition (financial or otherwise) of Borrower or Parent; or

(ii) the ability of Borrower or Parent to perform any payment obligations under any Loan Documents; or

(b) which could reasonably be expected to result in any Security Document not providing to Lender the Liens and/or security interests in the assets expressed to be secured under any Loan Documents.

“Maturity Date” means with respect to Loans advanced hereunder, the earlier of (a) the third anniversary of the Closing Date, (b) the date on which all Obligations of Borrower under the Loan Documents (other than the Assignment of Overriding Royalty Interest) have been paid and performed in full and Lender’s obligation (if any) to advance any Loans has terminated, or (c) the date on which Lender notifies Borrower of the acceleration of payment of any portion or all of the Obligations because of the occurrence of an Event of Default.

“Maximum Loan Amount” means Ten Million Dollars ($10,000,000).

“Maximum Rate” means the maximum non-usurious rate of interest that Lender is permitted under applicable law to contract for, take, charge, or receive from Borrower.

“Mortgage” is defined in Section 6.1.

“Net Revenue Interest” and “NRI” means (i) with respect to a Unit for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from such unitized area which is afforded to Borrower by virtue of its ownership of the Leases included in whole or in part in such area after deducting all burdens against the production therefrom, and (ii) with respect to a Well for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from the Well which is afforded to Borrower by virtue of its ownership of the Lease on which such Well is located after deducting all burdens against the production therefrom; provided, however, that, except with regard to the representation set forth in the last sentence in Section 4.1(n), any representation, warranty or covenant in relation to Borrower’s Net Revenue Interest shall be deemed to refer to such interest net of the ORRI granted to Lender.

“Note” is defined in Section 2.1(c).

“Notice of Assignment of Proceeds” is defined in Section 6.4.

“Obligations” means all Debt and all obligations from time to time owing from Borrower to Lender or any of Lender’s Affiliates under or pursuant to any of the Loan Documents in connection with this Agreement or any transaction contemplated hereby, including without limitation, all principal, interest, fees, expenses, costs and indemnities.

“OFAC” is defined in Section 4.1(z).

“Oil and Gas Properties” means Hydrocarbon Interests now owned or hereafter acquired by Borrower or any of its Subsidiaries and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned or hereafter acquired by Borrower or any of its Subsidiaries and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such hydrocarbon interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by any Borrower or any of its Subsidiaries.

“Operating Agreements” means operating agreements to which Borrower is a party or by which Borrower is bound, now or hereafter relating to the Properties, each of which shall be reasonably satisfactory in form and substance to Lender.

“Operating Expenses” means (a) direct lease operating expenses and well maintenance expenses, which arise from Borrower’s Working Interests in the wells that are subject to the Mortgage, that are billed to Borrower by the Operator or incurred by Borrower, as Operator, of the Properties, and (b) Borrower’s Working Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment.

“Operating Report” is defined in Section 7.1(u).

“Operator” means any operators, including contract operators, of the Properties (as such terms are generally understood in the oil and gas industry).

“ORRI” means, with respect to the Properties, a cost-free overriding royalty interest from Borrower’s proportionately reduced Working Interest in Hydrocarbons in, under and to be produced from or attributable to the Leases constituting the Properties (including after-acquired Properties) conveyed to Lender pursuant to the Assignment of Overriding Royalty Interest, including, but not limited to, the ORRI to be conveyed pursuant to Section 8.4.

“ORRI Letters in Lieu” means those certain letters in lieu of transfer orders in relation to the ORRI, duly executed by Borrower, in the form satisfactory to Lender.

“Other Taxes” is defined in Section 3.1(b).

“Parent” means Kentucky USA Energy, Inc, a Delaware corporation.

“Permitted Encumbrances” means:

Liens pursuant to any Loan Document;

Liens existing on the date hereof and listed on Schedule 7.2(k) hereto;

Liens for taxes, assessments, or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; purchase money liens incident to the purchase of new Equipment which have a cumulative value of no more than One Hundred Thousand Dollars ($100,000) in the aggregate; operators,’ non-operators,’ vendors,’ carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation, and maintenance of the Properties, not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; pledges or deposits in the ordinary course of business or Liens in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations and other similar encumbrances, defects, irregularities, minor imperfections and deficiencies in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and Liens permitted under Section 6.1 that are granted by Borrower to counterparties under Permitted Hedging Agreements.

“Permitted Hedging Agreement” means a Hedging Agreement approved in form and substance by Lender where the counterparties to such Hedging Agreement have executed and delivered an Intercreditor Agreement to Lender.

“Person” means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Pro Forma Financial Statements” is defined in Section 4.1(g).

“Properties” means all Oil and Gas Properties of Borrower, now owned or hereafter acquired, including, without limitation, the interests in those certain Leases and properties and other the oil and gas assets described in Exhibit A, as Exhibit A may be modified, amended or supplemented from time to time.

“Property Operating Statement” means the monthly statement, in the form of Exhibit C, or another form mutually acceptable to Borrower and Lender (but containing at a minimum the same requested information) to be prepared and delivered by Borrower to Lender pursuant to Section 2.6.

“Property Taxes” means taxes imposed annually on Borrower which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons or other assets situated within the Properties.

“Proved Developed Non-Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing wells that are not yet capable of producing such reserves without completions or recompletions being conducted within the existing wellbores thereof.

“Proved Developed Producing Reserves” means Proved Reserves that are estimated to be recoverable by existing wells that are then capable of producing such reserves.

“Proved Reserves” means the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests.

“Proved Undeveloped Reserves” means Proved Reserves that are estimated to be recoverable from wells to be drilled in the future.

“Purchasers of Hydrocarbons” means the Persons listed on Schedule 4.1(t) and all other Persons who, now or may in the future, purchase Hydrocarbons attributable or allocable to Borrower’s Net Revenue Interests in the Properties. Lender, in its sole reasonable discretion, shall have the right, but not the obligation, to disapprove any Purchaser of Hydrocarbons, and Borrower shall, from time to time, provide Lender with details, in form and substance satisfactory to the Lender, of any Purchaser of Hydrocarbons not listed on Schedule 4.1(t).

“Repayment Date” means, prior to the satisfaction of all Obligations, the first day of each calendar month, commencing with the month of October 2008 and ending on the Maturity Date.

“Request for Commitment” means a written request, in the form of Exhibit D attached hereto, to Lender from Borrower, signed by an authorized representative of Borrower as specified in the resolutions and incumbency certificate to be delivered pursuant to Section 9.2(a) hereof, for an advance of funds under the Facility.

“Reserve Report” is defined in Section 7.1(e).

“Security Agreement” means a security agreement (covering, without limitation, Accounts, Equipment, General Intangibles and Inventory of Borrowers as those terms are defined in the Uniform Commercial Code adopted by the State of New York) executed by Borrower as debtor in favor of Lender as secured party dated as of the date hereof, in form and substance satisfactory to Lender, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

“Security Documents” means the Mortgage, the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations, as the same may be modified, amended or supplemented from time to time pursuant to this Agreement.

“Severance Taxes” means taxes imposed at the time oil or gas is produced from a well which are based on or measured by the amount or value of such production.

“Subordination Agreement” means a subordination agreement or agreements in form and substance satisfactory to Lender.

“Subsidiary” means for any Person any entity of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors or managers is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

“Tax Claim” means any claim by a taxing authority that Borrower owes or that any of Borrower’s interests in any of the Properties is subject to a Lien securing any amount of taxes of any kind.

“Taxes” is defined in Section 3.1(a).

“Title Data” means those certain title opinions and other title related material and data to be delivered by Borrower to Lender from time to time, including, but not limited to, prior to Closing as required under this Agreement in relation to the Properties.

“Unit” means a pooled unit or proration or production unit as designated by an effective designation of unit, proration unit plan, or other instrument of similar impact properly filed with the appropriate governmental authority where required.

“Unmatured Event of Default” means any event or condition which would, with the giving of any requisite notices and/or the passage of any requisite periods of time, constitute an Event of Default.

“USA PATRIOT Act” means the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism ( USA PATRIOT) Act of 2001, Pub. L. 707-56, as amended, and regulations promulgated thereunder as in effect from time to time.

“Well” means a well producing or capable of producing Hydrocarbons that is described or referred to in Exhibit A, as Exhibit A may be modified, amended or supplemented from time to time.

“Wire Transfer Instructions” means the instructions described on Schedule 2.1(a) relating to the disbursements by Lender of the amounts constituting the Initial Loan (other than the Facility Fee).

“Working Capital” means Current Assets minus Current Liabilities.

“Working Interest” and “WI” means (i) with respect to a Unit for which a working interest is stated, Borrower’s share of the costs of operations conducted thereon, and (ii) with respect to a Well for which a working interest is stated, Borrower’s share of costs of the operation thereof.

Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document; provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Calculations and Determinations. Interest shall be calculated on the basis of a 360 day year for the actual number of days in the applicable period. Each payment may, at the option of Lender, be calculated and applied on an assumption that such payment would be made on its due date. Unless otherwise expressly provided herein or Lender otherwise consents in writing, all Financial Statements and reports to be furnished to Lender under the Loan Documents shall be prepared and all financial computations and determinations made pursuant to the Loan Documents, and with respect to the Financial Statements, shall be made in accordance with GAAP.

ARTICLE II
THE LOANS

Section 2.1. The Loans.

The Initial Loan. Borrower desires to borrow an initial Development Loan in connection with the Initial Development Plan (the “Initial Development Loan”). Borrower also desires to borrow funds to be reimbursed for certain expenses incurred (including accounting, legal and other similar fees) or obtain advances to pay certain (i) expenses incurred by Borrower relating to land and title work, and environmental assessment and review in connection with the Properties, (ii) expenses incurred by Borrower and by Lender under Section 7.1(y) and (iii) relating to filing fees which may be required to properly file any and all Security Documents (collectively, the “Closing Costs”). In addition to the Closing Costs, Borrower has agreed to pay Lender a Facility Fee pursuant to Section 7.1(aa). The aggregate amount of the advances under this Section 2.1(a) shall be equal to Two Million Five Hundred Thousand Dollars ($2,500,000) and shall consist of (1) the Initial Development Loan in an amount of Two Million One Thousand One Hundred Seventy-Three Dollars ($2,001,173), (2) the payment to Greenberg Traurig, LLP for Closing Costs in an amount of Forty Thousand Dollars $40,000, (3) the payment of Sam Del Presto for Closing Costs in the amount of Two Hundred Thousand Dollars ($200,000), (4) the payment of Gottbetter & Partners, LLP for Closing Costs in the amount of Fifty Thousand One Hundred and Twelve Dollars ($50,112), (5) the payment of 1st West Financial Corporation for Closing Costs in the amount of Eight Thousand Seven Hundred Fifteen Dollars ($8,715) and (6) the payment for the Facility Fee in the aggregate amount of Two Hundred Thousand Dollars ($200,000) (collectively, the “Initial Loan”). Subject to the terms and conditions hereunder, Lender agrees to advance the Initial Loan to Borrower and agrees to wire transfer the amount of the Initial Loan, less the Facility Fee, to the designated payees noted in the Wire Transfer Instructions set forth on Schedule 2.1(a) on the Closing Date. Borrower irrevocably authorizes Lender to transfer the Facility Fee to Lender’s account and the Facility Fee shall be deemed advanced by Lender to Borrower and paid by Borrower to Lender contemporaneously with Closing.

Development Loans.

(i) Prior to the Drawdown Termination Date, Lender may, but shall not be obligated to, make additional advances to Borrower of Development Loan(s) up to an aggregate of Seven Million Five Hundred Thousand Dollars ($7,500,000) to be used exclusively for Development Plan Expenditures. Any Request for Commitment for a Development Loan in relation to any Development Plan shall be for a minimum of Two Million Five Hundred Thousand Dollars ($2,500,000) and will be subject to Lender’s approval in its sole and absolute discretion. Each Request for Commitment shall also include a variance allowance not to exceed ten percent (10%) of the estimated expenses set forth in the Request for Commitment and supporting materials for each Development Plan (such allowance will be available only to the extent the actual costs of any Development Plan Expenditures exceed one hundred percent (100%) of the estimated costs).

(ii) Within ten (10) days after the receipt from Borrower prior to the Drawdown Termination Date of a Request for Commitment listing all applicable Development Plan Expenditures that Borrower desires to make to conduct a Development Plan, Lender shall notify Borrower in writing whether in its sole and absolute discretion Lender will make an advance equal to the total estimated expenditures shown on such Request for Commitment. If Lender does not agree to make an advance as requested in any such Request for Commitment covering any Development Plan, Borrower’s participation in the proposed Development Plan identified in the applicable Request for Commitment may not result in an Unmatured Event of Default or Event of Default. If Lender agrees to make any such advance for a Development Plan, then Borrower may participate in the Development Plan proposed in their Request for Commitment, and Lender shall advance the funds necessary to pay Borrower’s share of the costs and expenses attributable to such proposed operations (not to exceed the amount requested in the Request for Commitment). Any advances to be made by Lender under this Section 2.1(b), if at all, shall be made within the latter of (i) fifteen (15) Business Days after and (ii) the fifth (5th) Business Day of the month following receipt from Borrower of a cost certificate in the form attached hereto as Exhibit E (the “Cost Certificate”), duly executed by an authorized officer of Borrower, certifying the amount of costs and expenses that have been incurred by Borrower and are payable in connection with such approved Development Plan, together with the supporting documentation referred in the form of Cost Certificate, including, without limitation, the applicable AFE(s).

(iii) Any Request for Commitment shall be made by Borrower for business opportunities, projects, and/or uses that are described in relation to any Development Plan subject, without limitation, to the following:

(1) All statements of costs and estimates provided to Lender shall be rendered in sufficient detail to give Lender complete and accurate information as to the purpose for and amount of all items included therein, and Lender shall be entitled to such additional information regarding such expenditures as Lender may reasonably request. All such data shall be subject to audit by Lender’s representatives at any time mutually agreeable to the parties.

(2) Borrower agrees that, subject to any other conditions expressly set forth in this Agreement, with respect to any Development Plan consisting of a new-well drill or any other operation requiring Borrower to expend more than One Hundred Thousand Dollars ($100,000), Lender’s funding of such operation is further subject to the requirement as set forth in Section 7.1(x) that prior to or contemporaneously with the submission of a Request for Commitment covering each such operation Borrower shall submit to Lender a then-current Title Opinion relating to the Leases covering the lands relating to such operations, unless a current Title Opinion covering such lands has already been provided hereunder following Closing, which confirms that Borrower owns Defensible Title thereto subject only to a first priority lien under the Mortgage in favor of Lender and Permitted Encumbrances. If such Development Plan relates to the acquisition of one or more leases, however, Borrowers only shall be required to deliver satisfactory title materials covering such lands covered by such lease or leases.

(3) Notwithstanding the foregoing or anything herein to the contrary, in no event shall Lender be obligated to make any Development Loans pursuant to this Section 2.1(b) in excess of an aggregate amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) for all combined Development Plans approved by Lender.

(iv) No Unmatured Event of Default or Event of Default shall have occurred and be continuing and no Loan shall be advanced following the Drawdown Termination Date.

(v) Upon Lender’s receipt of each Request for Commitment for a Development Loan pursuant to this Section 2.1(b), the Collateral Ratios will be recalculated to determine whether Borrower is in compliance with the covenant with respect to Collateral Ratios described in Section 7.2(s) below. Such calculation will include the amount of the requested Development Loan and will be based on the most recent Reserve Report delivered hereunder.

Promissory Note. The Loans described in Section 2.1 and all other amounts due under this Agreement shall be evidenced by a promissory note (the “Note”) issued by Borrower to Lender in the face amount of Ten Million Dollars ($10,000,000), in the form of Exhibit B, appropriately completed. The final maturity date of such Note shall be the Maturity Date and all amounts evidenced by the Note shall be secured by the Security Documents.

Maximum Loan Amount. In no event shall the sum of the Loans made by Lender to Borrower exceed the Maximum Loan Amount; provided, however, if the obligations of Borrower under the Loans exceed the Maximum Loan Amount, all obligations nevertheless will constitute Obligations under this Agreement and be entitled to the benefit of all of Lender’s security interests in, and mortgage liens on, the Collateral. All amounts on the Loans will be fully due and payable on the Maturity Date. Amounts repaid in respect of the Loans may not be reborrowed.

Section 2.2. Interest.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Interest Rate and shall be payable as set forth in Section 2.6 hereof.

(b) If any amount payable by Borrower (other than interest) under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five cents ($0.05) per dollar on, and in addition to, the amount of such installment, but not in excess of the maximum amount of interest allowed by applicable laws. Furthermore, while any Event of Default exists (either before or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at the Default Rate to the fullest extent permitted by applicable laws. Interest and any other charges, which have accrued and are not paid when due shall be added to and become part of the principal under the Note.

(c) Interest on each Loan shall be due and payable in arrears on the Repayment Date as set forth in Section 2.6(a) applicable to each Interest Period, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as amended from time to time.

(d) All computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the day on which the Loan is made, but shall not accrue on the day on which the Loan or such portion thereof is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Maturity Date. All outstanding principal and interest on the Loans, and all other obligations, shall be paid in full by the Maturity Date.

Section 2.3. Prepayment of the Loans.

Voluntary Prepayments. Borrower may prepay the Note, in whole or in part, without premium or penalty at any time after the Closing Date; provided that Borrower shall provide Lender at least three (3) Business Days’ prior written notice thereof, except in connection with Section 2.4(b).

Mandatory Prepayment. Except as expressly provided otherwise herein or in Sections 2.6 and 6.5, Borrower shall apply one hundred percent (100%) of the net proceeds against the Note of any disposition of Collateral, and any insurance proceeds or the net proceeds from the issuance of any Equity Interests of Borrower on the Business Day following Borrower’s receipt of such proceeds, unless such proceeds are used with the prior written consent of Lender to promptly acquire replacement assets which are contemporaneously subjected to a first priority Lien in favor of Lender and otherwise on terms satisfactory to Lender; provided, however, that Borrower may, in its sole discretion, use the proceeds from the issuance of any Equity Interests of Borrower for any other corporate purpose, in which case, only such amount of proceeds remaining from the sale of Equity Interests of Borrower after use for such corporate purpose shall be applied against the Note.

Prepayments Generally. Any principal prepaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Commencement of ORRI Payments. The ORRI will be applicable with respect to all Hydrocarbons produced from or attributable to the Properties from and after the Closing Date, consistent with Section 8.4.

Application of Receipts.

(a) On each Repayment Date, commencing on October 1, 2008, Borrower will pay to Lender eighty-five percent (85%) of the Adjusted Net Cash Flow to be applied as set forth in Section 2.6(c)(ii); provided that, upon the occurrence and continuation of an Event of Default or a Coverage Deficiency which Borrower fails to cure within thirty (30) days after the occurrence of such Coverage Deficiency, the percentage of the Adjusted Net Cash Flow to be applied for Debt Service and other Obligations to Lender shall be increased to one hundred percent (100%). All amounts to be paid by Borrower pursuant to this Section 2.6(a) shall be applied as set forth in Section 2.6(c) and paid according to Section 2.8. At least fifteen (15) days prior to each Repayment Date, Lender shall provide to Borrower a statement of the loan balance as of such Repayment Date and all charges incurred by the Lender as of the date of such statement.

(b) Adjusted Net Cash Flow shall be calculated each month by Lender based on the Property Operating Statement. Borrower shall prepare and deliver the Property Operating Statement to Lender no later than forty (40) days after each month. Such Property Operating Statement shall detail Borrower’s Gross Receipts, Expenses, Working Capital and capital expenditures for the month prior to the immediately preceding month and for any other such amounts relating to any preceding months that were not previously accounted for in a Property Operating Statement. The first Property Operating Statement shall be delivered on August 10, 2008; provided, however, that this first Property Operating Statement shall cover the period from Closing through and including such date.

(c) On each Repayment Date, Gross Receipts for such Interest Period shall be applied as follows:

(i) First, to the amount necessary to pay the Expenses (including accrued and unpaid interest under this Facility).

(ii) Second, to unpaid fees which Borrowers are obligated for under the Loan Documents.

(iii) Third, to principal on the Loan; provided, however, the amounts of any prepayments pursuant to Section 2.4(a) will be applied first to principal on the Loan and second to accrued interest on the Loan.

Section 2.4. Control Account.

(a) Until all of Borrower’s Obligations have been fully satisfied, Borrower shall direct and cause all Purchasers of Hydrocarbons, the Operator, all account debtors of Borrower, and any other customers of Borrower to deposit all payments of any nature whatsoever due and owing by such Persons to Borrower directly into the Control Account; provided, however, that Purchasers of Hydrocarbons may make distributions to royalty interest owners and third-party working interest owners and may withhold Severance Taxes.

(b) Subject to the terms of the Deposit Account Control Agreement, amounts deposited in the Control Account shall be used by Borrower for (i) payment of Expenses which have been incurred and are due and payable wand which are referenced in the most recent Property Operating Statement delivered to Lender; (ii) payment of capital expenditures relating to Borrower’s approved Development Plans, and (iii) payment of Debt Service and other Obligations to Lender, in accordance with the Applicable Dedication Rate applied as in Section 2.6(c) above.

(c) In the event of the occurrence of an Event of Default or Unmatured Event of Default which is continuing, all amounts shall remain in the Control Account and no amounts may be deposited or otherwise transferred by Borrower without the express written consent of Lender.

Section 2.5. Time and Place of Payments.

(a) All payments (whether of principal, interest, fees, indemnities or otherwise) to be made by Borrower to Lender will be made by wire transfer in immediately available funds not later than 12:00 p.m. New York, New York time, on each Repayment Date, to Lender at:

Account:	22466266
Bank:	Citibank, F.S.B.
621 Main Street
Ridgefield, CT 06877
ABA #:	221172610
Reference:	New Stream Secured Capital, LP

or to any other account Lender may designate in writing to Borrower from time to time.

(b) If any payment to be made under this Agreement falls due on a day that is not a Business Day, the payment will be payable on the next succeeding Business Day.

Use of Proceeds. Initial Loan proceeds may be used by Borrower for the purposes described in Section 2.1(a). Development Loan proceeds may be used by Borrower for the purposes of funding Borrower’s share of costs and expenses relating to the conduct of Development Plans pursuant to Section 2.1(b), and approved by Lender in writing. In no event shall funds from the Loans be used by Borrower, directly or indirectly, for personal, family, household or agricultural purposes, or any other purpose not specifically described in this Section 2.8.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1. Taxes.

(a) Any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the applicable laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount of principal and interest it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty days after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. To the extent Borrower pays any such Taxes on behalf of Lender to a taxing authority and any such taxing authority refunds any such Taxes during the term of this Agreement to Lender, Lender shall return any such amounts to Borrower.

(b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Borrower. To confirm Lender’s understanding concerning Borrower and Borrower’s businesses, properties and obligations, and to induce Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Lender that, as applicable on the date such representation and warranty is given:

No Default. No event has occurred and is continuing which would constitute an Event of Default or an Unmatured Event of Default.

Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Kentucky, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Borrower is authorized to do business in all other jurisdictions wherein the character of the properties owned or held by them or the nature of the business transacted by it makes such qualification necessary or desirable, except where Borrower’s failure to be so authorized would not reasonably be expected to have a Material Adverse Effect. The record holders of the shares of Borrower consist exclusively of those Persons listed on Schedule 4.1(b).

Capitalization; Compliance with Security Laws. Except as disclosed on Schedule 4.1(c), Borrower is not subject to any agreement under which there may become outstanding, nor are there currently outstanding, any rights to purchase, or issue securities convertible into or exchangeable for, any equity interests of Borrower including, but not limited to, options, warrants or rights. Except as disclosed on Schedule 4.1(c), Borrower is not under obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its equity interests. Except as contemplated by this Agreement or as disclosed on Schedule 4.1(c), there are no agreements, understandings, plans or arrangements in existence which require Borrower to elect any person to its board of directors or otherwise pertain to the distribution rights, voting, sale or transfer of any equity interests of Borrower. Except where noncompliance otherwise is specifically permitted in this Agreement, Borrower has complied with all applicable federal and state corporate laws. No Person has any federal or state securities law claims against Borrower.

Authorization. Borrower has taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

No Conflicts or Consents. Except with regard to Borrower’s obligations that will be satisfied prior to or contemporaneously with Closing, the execution and delivery by Borrower of the Loan Documents, the performance of its obligations under the Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents does not and will not (i) conflict with any provision of (A) any domestic or, to Borrower’s knowledge, any foreign law, statute, rule or regulation, (B) the Charter Documents of Borrower, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Borrower, except where any such conflict would not reasonably be expected to have a Material Adverse Effect, (ii) result in the acceleration of any Debt owed by Borrower, or (iii) result in or require the creation of any Lien upon any assets or properties of Borrower, except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents and to Borrower’s knowledge, no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by Borrower of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Enforceable Obligations. This Agreement is, and the other Loan Documents when executed and delivered by Borrower will be, legal, valid and binding obligations of Borrower enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights or by principles of equity applicable to the enforcement of creditors’ rights generally. The Mortgage, the UCC-1 Financing Statements relating to the Security Documents and the Assignment of Overriding Royalty Interest to be filed or recorded in the various jurisdictions are in proper form under the laws of such jurisdictions.

Pro Forma Financial Statements. Attached hereto as Schedule 4.1(g) are, with respect to Borrower, Borrower’s unaudited, management-prepared pro forma balance sheet as of April 30, 2008 and the pro forma statement of cash flow for the three month period ending April 30, 2008 (the “Pro Forma Financial Statements”) and the statement of cash flow from the date of Borrower’s formation to October 31, 2007 (the “Cash Flow Statement”). The Pro Forma Financial Statements and the Cash Flow Statement present fairly the pro forma financial condition of Borrower as of the dates thereof and the results (pro forma or actual, as the case may be) of operations for the period then ended, and are in accordance with the projected or actual (as the case may be) performance and books and records of Borrower.

Other Obligations and Restrictions. Except as previously disclosed on Schedule 4.1(h), Borrower has no outstanding Debt of any kind (including contingent obligations, tax assessments, and forward or long-term commitments), other than Debt under the Loan Documents, which is material to Borrower and not disclosed in the Pro Forma Financial Statements. No Tax Claim or other claim for past due Property Taxes or Severance Taxes exists. Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could materially and adversely affect Borrower’s financial condition, or Borrower’s ability to timely pay the Note and the other Obligations and to perform its obligations under the Loan Documents.

Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No facts are known to Borrower that have not been disclosed to Lender in writing which could materially and adversely affect Borrower’s financial condition, or Borrower’s ability to timely pay or perform their obligations.

Litigation. Except as disclosed on Schedule 4.1(j), there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Borrower or any of the Properties.

ERISA Liabilities. There are no ERISA Plans with respect to which Borrower has any fixed or contingent liability, and Borrower is in compliance with ERISA in all material respects, if applicable.

Names and Places of Business. Borrower has not during the preceding three (3) years, been known by or used any other name. The principal office and principal places of business of Borrower is set forth in Section 11.3. Borrower does not now have and has previously not had any other office or place of business. Borrower is not or has not engaged in any business or activity other than the acquisition, ownership, operation and development of the Properties.

Unpaid Bills. Except as disclosed on Schedule 4.1(m) and except as incurred in the ordinary course of business and which are not yet due, Borrower has no unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic’s, materialman’s or other similar liens arising by operation of applicable law should such bills remain unpaid.

Title. Subject to Permitted Encumbrances, (i) Borrower will have all legal and beneficial rights, title and interest in and to all production from or allocable to its Net Revenue Interests in the Properties and has the exclusive right to sell the same subject to the ORRI and any right in the owners of royalty interest to take their royalty interest in kind, and (ii) Borrower will have good and Defensible Title to the Properties, the Equipment and to its other properties and assets. The Collateral will be owned by Borrower free and clear of any Lien (other than Permitted Encumbrances). Borrower’s Working Interests are not greater than, and Borrower’s Net Revenue Interests are not less than, those stated on Exhibit A attached hereto.

No Subsidiaries or Other Owners. Except as disclosed on Schedule 4.1(o), Borrower does not have any Affiliate or own any equity interest in any other Person. Borrower is not a member of any joint venture or association of any type whatsoever. Borrower is not a party to any transaction of any kind with any Affiliate of Borrower other than on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Omissions and Misstatements. To Borrower’s knowledge after due inquiry, all written data, reports and information which Borrower has supplied to Lender or caused to be supplied by a third party on its behalf in connection with the obtaining of the credit facility provided for in this Agreement or in connection with the business transactions giving rise to Borrower’s seeking such credit are, taken as a whole, complete and accurate in all material respects and contain no material omission or misstatement.

Investment Company. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Environmental and Other Laws. Except as disclosed on Schedule 4.1(r), (i) Borrower is conducting its business in material compliance with all applicable federal, state or local laws, including Environmental Laws, and has been and is in compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of Borrower are the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (iii) Borrower has not filed or received any notice under any federal, state or local law indicating that it is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon the Properties; and (iv) Borrower is not aware of contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, upon the Properties.

Equipment. Schedule 4.1(s) sets forth all of the information described in Section 6.1 for all Equipment owned by Borrower as of the Closing Date.

Purchasers of Hydrocarbons, etc. All of the Purchasers of Hydrocarbons produced from or allocated to the Properties, and the most recent address of each such Persons as shown in Borrower’s records, are set forth on Schedule 4.1(t).

Hydrocarbon Sales and Related Agreements. All existing agreements that are binding on Borrower or the Properties and that are not terminable upon thirty (30) days or less notice for the sale, purchase, (including, but not limited to, calls on production and preferential rights to purchase production) gathering, transportation, handling, processing, treating and/or storage of Hydrocarbons are described on Schedule 4.1(u).

Hedging Agreements. All existing Hedging Agreements to which any Borrower is a party or by which any Borrower is bound are described on Schedule 4.1(v).

Employees. Except as set forth on Schedule Section 4.1(w), Borrower is not a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including without limitation any pension or welfare benefit plans with any employee of Borrower not terminable at-will. Borrower does not maintain nor has Borrower ever maintained an Employee Pension Benefit Plan as defined in Section 3(a) of ERISA, or a multi employer plan as defined in Section 3(37) of ERISA. No employees of Borrower are represented by any labor union or collective bargaining agreement, nor is any union organization effort pending or threatened against Borrower.

Operations. The Operator (i) has obtained all operating rights covering the Properties and serves as the Operator therefor and (ii) has obtained all necessary qualifications under the laws of Kentucky to serve as Operator.

Ownership In Properties. Except through their respective ownership interests in Borrower, no shareholders of Borrower or any Affiliates of shareholders of Borrower own any interests in the Properties.

Anti-Terrorism Laws.

(i) Neither Borrower nor, to the knowledge of the Borrower, any of its Affiliates, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act.

(ii) Neither Borrower nor, to the knowledge of the Borrower, any Affiliate, or other agent of Borrower acting or benefiting in any capacity in connection with the Loans is any of the following: (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(iii) Neither Borrower nor, to the knowledge of the Borrower, any agent of any Afffiliate acting in any capacity in connection with the Loans (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE V
NOTICE OF CERTAIN EVENTS

So long as any Obligations are owing to Lender under this Agreement or any other Loan Documents (other than indemnity and other obligations which survive termination), Borrower shall deliver to Lender or notify Lender of, as the case may be, the following items:

Notice of Unmatured Event of Default, Event of Default and Other Matters. Borrower shall notify Lender within five (5) Business Days after becoming aware of the existence of any Unmatured Event of Default or Event of Default or after becoming aware of any developments or other information which may materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of Borrower or its ability to perform its Obligations, including, without limitation, the following: any dispute (including tax liability disputes) that may arise between Borrower and any Governmental Authority; the commencement of any litigation or proceeding affecting Borrower (whether by the filing of a complaint, service of process or by attachment or arrest of any asset); any labor dispute or controversy resulting in or threatening to result in a strike or work stoppage against Borrower; any proposal by any public authority to acquire any assets or business of Borrower; the location of any Collateral other than at the places indicated in or as permitted under the Loan Documents; any proposed or actual change of the name, identity or structure of Borrower; any material loss or damage to any of Borrower’s property, business or operations; any environmental situation, circumstance or condition that causes or may cause Section 4.1(r) to be false; or any other matter which has resulted or may result in a material adverse change in the financial condition, operations or assets of Borrower.

Other Information. Borrower shall provide such other information regarding the financial condition of Borrower or any property of Borrower as Lender reasonably may request from time to time.

ARTICLE VI
SECURITY: SPECIAL PROVISIONS RELATING TO EQUIPMENT

Security. The Obligations will be secured by first priority Liens on the Collateral as set forth in the various Security Documents concurrently or hereafter delivered, including, without limitation, a separate Leasehold Mortgage, Assignment of Production, Security Agreement, and Financing Statement, covering the Properties (whether one or more, the “Mortgage”), the Security Agreement and the Pledge Agreement, each in form and substance satisfactory to Lender. Lender may in its sole discretion permit the counterparty under a Permitted Hedging Agreement to obtain Liens from Borrower covering, all or a portion of, the Properties that are pari passu with Lender’s first prior liens; provided, however, Borrower, Lender and such counterparty shall enter into an Intercreditor Agreement. Any time any Borrower obtains any new Property following Closing using any Loan proceeds hereunder, Borrower agrees to promptly execute and deliver to Lender a Mortgage and any other Security Documents described in this Section 6.1 to grant Lender a first priority lien in such Property, and further agrees to promptly execute and deliver an Assignment of Overriding Royalty Interest as required under Section 8.4.

Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Lender any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) in form and substance satisfactory to Lender, which Lender reasonably requests for the purpose of perfecting, confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations. Lender agrees not to submit the Letters in Lieu to any Purchaser of Hydrocarbons prior to the occurrence of an Event of Default.

Release of Collateral. Upon the payment and performance in full by Borrower of all Obligations (other than those arising under the Assignment of Overriding Royalty Interest), Lender shall deliver or cause to be delivered to Borrower, at Borrower’s expense, releases and satisfactions of all Mortgages, financing statements, and other registrations of security with respect to the Collateral and Borrower shall deliver to Lender a general release of all of Lender’s liabilities and obligations under the Loan Documents and an acknowledgment that the same have been terminated.

Account Debtors. All account debtors (including any Operator, Purchasers of Hydrocarbons, and counterparties under Permitted Hedging Agreements) relating to the Working Interests and/or Net Revenue Interests in the Properties and relating to Permitted Hedging Agreements will receive notification from Lender (as assignee) and Borrower, in form and substance as set forth on Exhibit H attached hereto, of the assignment directly into the Control Account of all proceeds (the “Notice of Assignment of Proceeds”) from sales of all production from or allocable to Borrower’s Net Revenue Interests in the Properties and all other Gross Receipts directly into the Control Account. Borrower shall use commercially reasonable efforts to obtain and deliver, within thirty (30) days after the Closing Date, from all Purchasers of Hydrocarbons and counterparties under Permitted Hedging Agreements, an executed Notice of Assignment of Proceeds which will instruct the Purchasers of Hydrocarbons and counterparties under Permitted Hedging Agreements to remit all proceeds from sales of all production from or allocable to the Net Revenue Interest in the Properties and all other Gross Receipts directly into the Control Account. Lender may prohibit Borrower from selling any Hydrocarbon production to a Purchaser that refuses to execute and deliver to Lender a Notice of Assignment of Proceeds. If Borrower receives any Gross Receipts, Borrower shall promptly notify Lender and follow Lender’s instructions regarding submitting such proceeds to the Control Account, and, until received by Lender, Borrower shall hold such proceeds in trust for Lender pursuant to the Obligations due pursuant to this Agreement.

Location; Records. Except in the ordinary course of business, all Equipment owned by or on behalf of Borrower will be kept at its current location, except as permitted by this Agreement or by the prior written consent of Lender, and except that, so long as no Unmatured Event of Default or Event of Default shall have occurred and be continuing, Borrower may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, in either case without Lender’s consent but upon prior written notice to Lender if such disposition is not immaterial; provided that the proceeds of any such disposition shall either (i) be used to purchase substantially similar replacement Equipment or (ii) be delivered to Lender to be applied pursuant to Section 2.4(b). Borrower will at all times hereafter keep correct and accurate records itemizing and describing the location, kind, type, age and condition of all Equipment currently owned or hereafter acquired by Borrower, Borrower’s cost therefor and the accumulated depreciation thereon, all of which records shall be available during Borrower’s usual business hours upon demand of any officer, employee, agent or representative of Lender.

Maintenance. Borrower will keep all of its Equipment in a good state of repair and good operating condition, will make all repairs and replacements when and where necessary, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. Borrower shall repair and maintain all of its Equipment in a manner sufficient to continue the operation of Borrower’s business. Borrower shall use its Equipment in accordance with law and the manufacturer’s instructions.

Dispositions. Where Borrower is permitted to dispose of any Equipment under this Agreement or by consent thereto hereafter given by Lender, Borrower shall do so in an arm’s length transaction, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of their remaining Equipment or the Properties.

ARTICLE VII
COVENANTS OF BORROWER

Affirmative Covenants. Borrower warrants, covenants and agrees that until full and final repayment and performance of the Obligations and the termination of this Agreement (except for indemnity and other obligations which survive termination), it will comply with the following covenants, or where such compliance is dependant on the Operator of any Properties for which Borrower is not the Operator, it will use commercially reasonable efforts to cause the Operator to comply with the following covenants:

Payment and Performance. Borrower will pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.

Compliance with Tax Laws. Borrower shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee income, employment, and social security and sales and use taxes and royalty payments.

Books, Financial Statements and Reports. Borrower will at all times maintain full and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to Lender at Borrower’s expense:

(i) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete audited financial statements of Borrower, prepared in reasonable detail in accordance with GAAP by a mutually agreeable independent accounting firm. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, and cash flows for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(ii) as soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Borrower’s balance sheet as of the end of such Fiscal Quarter and statements of Borrower’s earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

(iii) within ninety (90) days after the end of each Fiscal Year, a comfort letter prepared by a mutually agreeable independent accounting firm confirming that such firm has, on behalf of Borrower, reviewed the joint interests billings (“JIBs”) charged to Borrower by the Operator during the prior Fiscal Year and confirmed that the JIBs presented to Borrower by Operator accurately account for the amounts owed by and to Borrower under the applicable Operating Agreements during that period.

(iv) as and when furnished, copies of all reports and other information provided by any other Person to Borrower in connection with the Loan Documents. Borrower may arrange for such reports and information to be provided directly to Lender by the Person providing the same to Borrower.

(v) within three (3) Business Days after the end of each Fiscal Quarter, a report setting forth any change in the list of Purchasers of Hydrocarbons listed on Schedule 4.1(t).

Other Information and Inspections. Borrower will furnish to Lender any information which Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s assets, business and/or operations. Borrower will permit representatives appointed by Lender (including independent accountants, agents, attorneys, appraisers and any other Persons) to visit and inspect, during reasonable business hours and upon two (2) Business Days written notice, any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Reserve Reports. On or before March 31 of each year (but effective as of the preceding December 31) and on or before September 30 of each year (but effective as of the preceding June 30), Borrower shall cause the preparation and delivery to Lender of petroleum engineering reports in a form satisfactory to Lender (collectively, the “Reserve Reports” and individually, a “Reserve Report”). Lender shall also have the right to request and receive from Borrower, within 30 days of such request, at least one additional Reserve Report during the course of each calendar year, which shall update the last Reserve Report previously delivered by Borrower with an effective date of no earlier than 90 days prior to the date of delivery of such additional Reserve Report. Each Reserve Report to be delivered hereunder shall be prepared by an Engineer. Provided, however, upon sixty (60) days’ prior written notice either Lender or Borrower may indicate that it desires to designate a replacement Engineer. Such notice shall designate the proposed replacement Engineer, which Engineer must be acceptable to both Lender and Borrower. All Reserve Reports required by this paragraph shall be prepared at Borrower’s sole expense. Each Reserve Report shall set forth updated estimates of Proved Reserves which shall be further categorized as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, and shall also set forth projected production profiles and overall economics of the Properties. Each Reserve Report will be based on the following assumptions:

(vi) reserves shall be adjusted for cumulative production since the effective date of the most recent Reserve Report;

(vii) for all natural gas and crude oil to be sold by Borrower other than natural gas and crude oil described in Section 7.1(e)(iii) below, the purchase price for each calendar year will be determined by Lender in its sole discretion, based on eighty-five percent (85%) of the New York Mercantile Exchange pricing for years one through three with eighty-five percent (85%) of the third year New York Mercantile Exchange price being held flat for years four and beyond (as adjusted for appropriate quality, transportation and location differentials approved by Lender);

(viii) for all natural gas and crude oil to be sold by Borrower on a fixed price basis pursuant to any bona fide contract or with respect to which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, the purchase price will be the fixed price (as adjusted for appropriate quality, transportation and location differentials approved by Lender) for the volumes indicated in the contract, agreement or arrangement;

(ix) reserves will be adjusted to reflect revisions to volume estimates of reserves since the effective date of the last Reserve Report;

(x) projected operating expenses and capital expenditures will be adjusted to reflect (A) actual expense levels incurred since the effective date of the last Reserve Report and (B) projected increases or decreases in anticipated operating expenses and capital expenditure levels;

(xi) each Reserve Report shall be accompanied with any updates to the then existing Development Plan; and

(xii) average lease operating expenses and production taxes will be derived by the Engineer(s) who prepare such report from the Operator’s best estimate and historical operating expenses, subject to Lender’s approval.

Notice of Investigations or Proceedings. Borrower shall give Lender immediate written notice of any proceeding at law or in equity against Borrower, or any investigation or proceeding before or by any Governmental Authority, after Borrower becomes aware of any such proceeding or investigation.

Notice of Damage to Collateral. Borrower shall give Lender prompt written notice of any destruction or substantial damage to any of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of any Collateral.

Maintenance of Licenses. Borrower shall maintain all licenses, permits, charters and registrations which are required for the conduct of its businesses, except where Borrower’s failure to maintain any such licenses, permits, charters or registrations would not reasonably be expected to have a Material Adverse Effect.

Maintenance of Rights. Borrower will maintain, preserve, protect and keep all of its contractual and property rights, other than in connection with the Loan Documents and will not waive, amend or release any such rights without the prior written consent of Lender, except where any such waiver, amendment or release would not reasonably be expected to have a Material Adverse Effect.

Maintenance of Existence and Qualifications. Borrower will maintain and preserve its corporate existence, as applicable, and their rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign corporation in all states or jurisdictions where required by applicable law.

Payment of Trade Debt. Borrower will (i) timely pay all taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property; (ii) within 30 days after the same becomes due pay all Debt (other than the Obligations) owed by them; and (iii) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP.

Creditors. Promptly upon Lender’s request, Borrower shall provide Lender with a statement showing the identity of Borrower’s creditors, the amount due to each and the date each payment is due thereunder. Borrower shall notify Lender immediately if any Borrower fails to make any payment to lessors, suppliers, vendors, owners of royalty interest, tax authorities or other Persons, where such nonpayment could result in any Lien against any item of Collateral or otherwise interfere with or jeopardize performance by any Borrower of its obligations under the Loan Documents.

Interest. Borrower hereby promise to pay interest to Lender on all Obligations (including Obligations to pay fees or to reimburse or indemnify Lender) at the Applicable Interest Rate with respect to the principal amount of the Loans as set forth in Section 2.2 and otherwise as stated in Section 7.1(ee) after such Obligations become due. Borrower further agrees that any interest, which has accrued and is not paid when due, shall be added to and become part of the principal under the Note.

Compliance with Regulations, Orders and Law. Borrower will conduct its business and affairs in compliance with all laws, regulations and orders applicable thereto, including without limitation, Environmental Laws and the regulations of any state or federal agency which has jurisdiction over the exploration and production activities to be conducted on any Property.

Insurance. Borrower shall keep or cause to be kept all of the Collateral that are fixtures or personal property insured for their replacement value (or such coverage as is commercially reasonable and customary within the oil and gas industry) by insurance companies licensed to do business in the states in which the Properties are located against loss or damage by fire or other risk usually insured against by owners or users of similar properties in similar businesses under extended coverage endorsement and against theft, burglary and pilferage, together with other insurance covering such other hazards as Lender may from time to time reasonably request, in amounts in accordance with industry standards and from companies satisfactory to Lender. Borrower shall deliver the policy or policies of such insurance or certificates of insurance to Lender and such policies and all proceeds thereof shall be security for all Obligations. All such insurance shall contain endorsements in form reasonably satisfactory to Lender showing Lender as a loss payee and additional party insured as its interest may appear; provided that Lender shall not be named as an additional insured on the policies described in this Section 7.1(o) to the extent such policies apply to vehicles. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. The following types of insurance covering the Collateral and the interest and liabilities incident to the ownership, possession and operation thereof shall be secured by Borrower:

(xiii) Worker’s compensation insurance and employer’s liability insurance covering the employees of Borrower engaged in operations contemplated hereunder in compliance with all applicable state and federal law and endorsed to provide all states coverage and occupational disease coverage, as follows:

Workers Compensation	Statutory Employers Liability $500,000 Each Accident $500,000 Disease Each Employee

(xiv) Comprehensive general liability insurance with combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others, contractual liability, products and completed operations, and for damage to underground resources, and accidental pollution, bodily injury and property damage coverage in sufficient amounts to meet umbrella underlying requirements;

(xv) Comprehensive automobile liability insurance covering all owned, hired or non-owned vehicles with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence;

(xvi) Excess umbrella liability insurance with a combined single limit of not less than Nine Million Dollars ($9,000,000) per occurrence and policy aggregate;

(xvii) Property insurance on a replacement value basis fully covering the personal property and fixtures subject to this Agreement; and

(xviii) Pollution liability insurance with a combined single limit of not less than Five Hundred Thousand Dollars ($500,000).

Policy Counterparts or Certificates of Insurance. Borrower shall deliver to Lender valid counterparts of all insurance policies and all endorsements thereto (or, at its option, valid certificates of such insurance) which are required hereunder to be obtained and maintained by Borrower.

Prudent Operations. Borrower shall prudently develop, and cause the Properties to be continuously operated and maintained to produce the output from or allocable to such Property over the productive life thereof in a good and workmanlike manner consistent with prudent operator practices.

Maintenance of Leases. Borrower shall use commercially reasonable efforts as a prudent operator to keep and perform all of the terms, conditions and covenants of the Leases constituting Properties which are to be kept and performed by the lessee for the benefit of the Lender and the holder of the ORRI.

Weekly Production Reports. Borrower shall provide Lender with weekly reports on active field operations, by telecopy or e-mail, setting forth, among other things, the quantities, types and specifications of Hydrocarbons produced from or allocable to each of the Properties, in form and substance reasonably satisfactory to Lender and a report detailing all costs and expenses associated with the activities specified in the reports delivered pursuant to this Section 7.1(s) for the preceding week. Active field operations including, but are not limited to: location work, drilling, completions, Well workovers, installation, modification or repair of surface facilities and flowlines, and pipeline hookups. For purposes of this Section 7.1(s), active field operations do not include routine maintenance and repairs.

Monthly Review Conference. At Lender’s request, within fourteen (14) days after Borrower has submitted to Lender each monthly Property Operating Statement pursuant to Section 2.6, representatives of Lender and Borrower shall meet at a mutually acceptable time and place to conduct a monthly review conference that will focus on, among other things, the data contained in the most recently submitted Property Operating Statement and such other operational and financial data and information as Lender may reasonably request.

Operating Reports. Within thirty (30) days of the Closing, and on a calendar quarterly basis thereafter, Borrower shall provide Lender with a rolling revenue, lease operating expense and capital expenditure forecast by month covering Borrower’s interest in the Properties for the succeeding 12 month period (“Operating Report”). Such Operating Reports shall include a brief discussion by Borrower of operating and financial variances from the prior Operating Report delivered to Lender.

AFEs. Borrower shall provide Lender with all AFEs, representing an estimate of work to be done, each of which shall be supported by appropriate invoices, bids, estimates, contracts or other support, prior to commencing the activity contemplated by such AFE.

Hydrocarbon Production Hedging Agreements. Borrower will from time to time, upon thirty (30) days’ notice by Lender, enter into one or more Hydrocarbon price swaps pursuant to a Permitted Hedging Agreement in form and substance reasonably satisfactory to Lender, such that (i) individually, (A) up to but not more than ninety-five percent (95%) of the volume of Borrower’s Net Revenue Interest share of the Proved Developed Producing Reserves, (B) up to but not more than seventy-five percent (75%) of the volume of Borrower’s Net Revenue Interest share of the Proved Developed Non-Producing Reserves, and (C) up to but not more than sixty-five percent (65%) of the volume of Borrower’s Net Revenue Interest share of the Proved Undeveloped Reserves, and (ii) collectively, at least seventy-five percent (75%) of Borrower’s Net Revenue Interest share of projected Proved Reserves scheduled to be produced during the term of this Agreement, but not beyond the Maturity Date (based upon the most recent Reserve Report) are dedicated to the Permitted Hedging Agreements or such other price risk management program as approved by Lender; provided, however, if projected Net Revenue is insufficient to fully amortize the Loans by their stated maturity, Lender may require that Borrower enter into one or more such swaps for a term or terms that extend beyond the Maturity Date. Borrower and Lender shall endeavor to agree upon a swap strategy that will most accurately reflect the make-up and pricing of the Hydrocarbons produced and sold by Borrower, but if the parties are unable to agree on the swap strategy, Borrower shall not be released from their obligation to implement the Permitted Hedging Agreement(s) required by this Section 7.1(w).

Post-Closing Title Data. Borrower will deliver to Lender, within sixty (60) days following the Closing Date, Title Data covering Leases comprising eighty-five percent (85%) of the present value discounted at ten percent (10%) of Borrower’s Proved Developed Producing Reserves in the Properties as of Closing showing Defensible Title to the Properties in Borrower subject only to: (i) a first priority lien created by the Mortgage in favor of Lender, and (ii) the Permitted Encumbrances, and otherwise satisfactory in form and substance to Lender.

Legal Fees; etc. Borrower will pay, on or before the Closing Date and subject to the submission to Borrower of related invoices, all third-party and out-of-pocket costs, fees and expenses incurred by Lender in connection with this Agreement, including, without limitation, all title, due diligence, environmental, engineering, technical, travel, legal and related expenses incurred by Lender in connection with this Agreement and the Loan Documents and the transactions contemplated thereunder (to be financed by Lender as a portion of the Initial Loan) and, thereafter, reimburse Lender for all such expenses incurred in connection therewith, including, without limitation, any subsequent amendment, mortgage, extension, release or renewal of any Loan Document or the legal expenses attributable to the enforcement of the same or continuing or additional due diligence.

Environmental Compliance. Borrower shall deliver the Environmental Report to Lender within thirty (30) days after the date upon which seven (7) wells have been drilled on the Properties. Within sixty (60) days of delivery of the Environmental Report, Borrower shall (i) remedy all matters set forth in the Environmental Report and any environmental compliance issues listed on Schedule 4.1(r) so as to be in compliance with all applicable Environmental Laws and (ii) provide all relevant information to Lender in relation thereto.

Facility Fee. The Facility Fee in relation to the Initial Loan shall be earned and payable by Borrower to Lender out of the Initial Loan advances evidenced by the Note. A Loan in the amount of the Facility Fee will be deemed to have been advanced by Lender to Borrower on the Closing Date, with such Facility Fee having been deemed contemporaneously paid by Borrower to Lender.

Development Plans. Borrower shall submit a Request for Commitment to Lender for each proposed Development Plan for which Borrower seeks funding hereunder. With respect to all Development Plans that are approved by Lender as set forth in Section 2.1(b), Borrower shall conduct all such Development Plans in accordance with and within the cost and time parameters specified in the Request for Commitment specific to those Development Plans; provided that Lender is not obligated to commit funds for Development Plans except as specifically described in Section 2.1(b) for any specific Development Plans, including any associated cost overruns; and provided further that if Borrower is unable to conduct all such Development Plans within the amounts funded as the Development Loans described in the specified Request for Commitment, Borrower shall use its own capital to conduct and complete all such Development Plans. Borrower’s intent, willingness and ability to conduct each of the Development Plans and the actual implementation of such Development Plans is a material inducement to Lender’s entry into this Agreement, in the absence of which Lender would not have done so. Time is of the essence in the proposal and conduct by Borrower of each of the Development Plans approved by Lender.

Protection Against Drainage. Until the Obligations have been fully and finally paid and performed, (i) to the extent that Properties are operated by Borrower, Borrower shall act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties and (ii) to the extent that Properties are not operated by Borrower, Borrower shall utilize its property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties.

Expenditures Related to Initial Loan. On or before thirty (30) days following the Closing Date, Borrower will deliver to Lender a report which provides an itemized and detailed description of the expenditures paid with the Initial Loan proceeds, together with all relevant documentation evidencing such expenditures.

Interest on Lender’s Third Party Costs, Expenses and Fees. All third-party costs, fees and expenses incurred by Lender for which Borrower is obligated to pay or reimburse Lender pursuant to the provisions of this Agreement which are not paid on or before the Closing Date in accordance with Section 7.1(y) shall be payable within fifteen (15) days after Borrower’s receipt of an invoice therefor from either Lender or its third-party consultants or vendors and Borrower shall pay interest at the Default Rate from the date payable until paid on all such amounts.

(b) Use of Proceeds; Development of Properties. Borrower shall use all amounts advanced under the Facility solely for the purposes described in this Agreement and in a manner consistent with the Development Plan and other supporting documentation provided to Lender in connection with each Request for Commitment. Borrower shall diligently develop the Properties in accordance with each applicable Development Plan.

Venue for Debtor Relief Proceedings. In the event Borrower voluntarily commences any proceeding under any Debtor Relief Law, such Borrower shall initiate and maintain the proceeding in a court within the Southern District of New York.

Appointment of Chief Financial Officer. Borrower shall identify and employ a replacement Chief Financial Officer reasonably acceptable to Lender within ninety (90) days of the Closing Date.

Further Assurances. Borrower agrees, upon request of Lender and at Borrower’s expense, to furnish to Lender such information, to execute and deliver to Lender such documents, and to do such other acts and things, all as Lender may reasonably request.

Negative Covenants. Borrower warrants, covenants and agrees that until the full and final repayment and performance of the Obligations and the termination of each of the Loan Documents (other than indemnity and similar obligations which survive termination and other than the Assignment of Overriding Royalty Interest):

Limitation on Sales of Collateral. Borrower will not sell, transfer, lease, exchange, alienate or otherwise dispose of any Collateral or any interest therein except for: (i) sales of Hydrocarbon production in the ordinary course of business, (ii) dispositions expressly permitted by other provisions of this Agreement, and (iii) dispositions to which Lender has granted its express written consent.

Limitation on Distributions. Without Lender’s prior written approval, Borrower shall not, either directly or indirectly, make any distribution, pay any compensation, or make any advances to any of its shareholders; provided that nothing in this subpart (b) shall prevent or prohibit Borrower from (i) making payments permitted by Section 7.2(e) to officers, directors and employees who are also shareholders, (ii) distributing to its shareholders fifteen percent (15%) of the Adjusted Net Cash Flow subject to Section 2.6 if no Unmatured Event of Default or Event of Default then exists or would result from such distribution, or (iii) to the extent no Event of Default has occurred and is continuing, distributions for the payment of Corporate Income Taxes.

Limitation on Credit Extensions. Without Lender’s prior written approval, Borrower will not extend credit, make advances or make loans to any Person, whether or not as Affiliate of Borrower.

Certain Contracts; Amendments; ERISA Plans. Without Lender’s prior written approval, Borrower will not amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Documents. Borrower will not incur any fixed or contingent obligation to contribute to any ERISA Plan.

Compensation. Borrower shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of Borrower other than reasonable compensation for services as an officer, director, employee or third-party provider of services. Notwithstanding the foregoing, any such expenses or compensation permitted under this Section 7.2(e), shall be payable only out of Adjusted Net Cash Flow distributed to Borrower after application of receipts pursuant to Section 2.6.

Debt. Except for Debt arising in connection with Permitted Encumbrances or as otherwise expressly provided in this Section 7.2(f), Borrower shall not (i) create, incur, assume or suffer to exist any Debt, except Obligations to Lender hereunder and trade payables incurred in the ordinary course of Borrower’s business, or (ii) sell, discount or factor their accounts, instruments, intangibles, leases or chattel paper; provided, however, Borrower may incur Debt not to exceed Fifty Thousand Dollars ($50,000) per transaction and an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) at any time outstanding with regard to direct costs and expenses incurred in the operation of the Properties.

Guarantees. Except as expressly provided herein, Borrower shall not assume, Guarantee, or endorse or otherwise become directly or contingently liable in connection with any other liability of any other Person except for the indemnification contained herein.

Acquisition. Borrower shall not acquire or commit or agree to acquire any of the stock, securities or assets of any other Person other than as disclosed in writing to, and approved by, Lender in connection with Borrower’s acquisition of any of the Properties, which approval shall not be unreasonably withheld.

Cancellation of Claims. Borrower shall not cancel any claim or Debt in excess of a total of Fifteen Thousand Dollars ($15,000) in the aggregate during the term of this Agreement, except for reasonable consideration and in the ordinary course of their businesses.

Defaults. Except as previously disclosed to Lender, Borrower shall not cause a default under any lease, mortgage, Mortgage or lien on real estate owned or leased by Borrower including an Unmatured Event of Default or an Event of Default.

Security Interests and Liens. Borrower shall not suffer to exist any valid lien, encumbrance, mortgage or security interest or consent to the filing of any financing statements on any of the Collateral other than the Liens created by the Loan Documents granted herein, Permitted Encumbrances and Liens set forth on Schedule 7.2(k).

Creation of Subsidiary. Borrower shall not (i) create any direct or indirect subsidiary or divest themselves of any material assets by transferring them to any future subsidiary or by entering into a partnership, joint venture or similar arrangement, (ii) make any material change in its capital structures, or (iii) enter into any management contract permitting a third party any management rights with respect to Borrower’s business.

Certain Changes. Borrower shall not transfer their principal office or their registered offices from their current locations or change their name or keep Collateral at any location(s) other than those at which the same are presently kept or without written consent of Lender. Borrower shall not change its Fiscal Year.

Loan Documents. Borrower shall not alter, amend or cause the alteration or amendment of any of the Loan Documents without the prior written consent of Lender.

Amendments to Formation Documents. Without Lender’s prior written approval, Borrower shall not adopt any amendment, modification or waiver of any provision of its Certificates of Incorporation or Bylaws.

Investments. Without Lender’s prior written consent, Borrower will not make, or suffer to exist, any Investment except Investments in certificates of deposit or other obligations of a bank or trust company having capital, surplus and undivided profits of at least One Hundred Million Dollars ($100,000,000), or obligations of the United States government or any agency thereof.

Change of Operator. Borrower shall not take any action to remove any Operator of any of the Properties and shall not take any action to appoint, remove or replace any other Operator without Lender’s prior written consent.

Affiliate Transactions. Borrower shall not enter into one or more transactions with any Affiliate of any Borrower, except with Lender’s prior written approval and then only to the extent the terms of any such transaction are fair and reasonable (at least as favorable as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate).

Collateral Ratios. Borrower shall not permit at any time (i) the Current Ratio to be less than 1.0 to 1.0 and (ii) the Collateral Coverage Ratio to be less than 1.2 to 1.0; provided that the Collateral Coverage Ratio can be recalculated at any time prior to the Maturity Date, with a minimum frequency of every six (6) months and a maximum frequency of every three (3) months using the most recent Reserve Report delivered hereunder.

ARTICLE VIII
FURTHER RIGHTS OF LENDER

Maintenance of Security Interests. Borrower authorizes Lender to execute alone any financing statement or other documents or instruments that Lender may require under Section 6.2 to perfect, protect or establish any Lien hereunder or under any Security Documents and further authorizes Lender to sign Borrower’s name on the same. Borrower hereby authorize Lender, during the continuance of any Event of Default, to appoint such Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse the name of Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign Borrower’s name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted herein, being coupled with an interest, are irrevocable. Neither Lender nor the agent and attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrower to Lender, such power of attorney will become null and void.

Performance of Obligations. In the event that Borrower fails to purchase or maintain insurance in accordance with the requirements of this Agreement, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that Borrower shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrower, and all monies so paid by Lender, including, without limitation, reasonable attorneys’ fees and disbursements, shall be treated as an additional Obligation of Borrower to Lender hereunder and under the Loan Documents.

Access to Collateral. In addition to Lender’s rights under Section 7.1(d), upon the occurrence and during the continuance of an Event of Default, Lender may (i) enter Borrower’s premises at any time; and (ii) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its Lien and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor, or place custodians in control thereof, remain on such premises and use the same and any of Borrower’s Equipment and other Collateral for the purpose of completing any work in process, preparing any Collateral for disposing of or collecting any Collateral.

Overriding Royalty Interest. At Closing, Borrower shall assign to Lender an ORRI equal to six percent (6%) of 8/8ths proportionately reduced to the Working Interest of Assignor; provided, however, that if Borrower submits a Request for Commitment for a Development Loan pursuant to Section 2.1(b) and Lender declines to provide such Development Loan, Lender only shall earn a six percent (6%) ORRI in all of the Wells drilled or in the process of being drilled on the Properties as of the date of Lender’s decision to decline to provide such Development Loan. In the event Lender declines to provide any such Development Loan, Lender shall reconvey to Borrower any portion of the ORRI which should revert to Borrower as set forth in this Section 8.4 and in connection with such declination.

Set-Off Rights. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender or any depositary to Borrower whether or not the Obligations are then due, except for any amounts owing to third-party Working Interest and royalty interest holders of which Lender shall have been notified. Lender shall provide reasonable notice to Borrower following any application of such funds. As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other property of Borrower now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender’s right of set-off and as further security for the Obligations, Borrower hereby grants to Lender a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender or any depositary and all other sums at any time credited by or owing from Lender or any depositary to Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

ARTICLE IX
CLOSING; CONDITIONS TO CLOSING

Closing. Subject to the conditions set forth in this Agreement, the closing shall occur at a mutually agreeable time on or before June 30, 2008 (the “Closing”). The date the Closing actually occurs is hereby called the “Closing Date.” The Closing shall be held at the offices of Lender’s counsel in Houston, Texas, or at such other place as Borrower and Lender may agree in writing.

Conditions to Closing. As conditions precedent to the making of the Initial Loan hereunder and to the making of any other Loans, Lender shall have obtained approval of its management and Borrower shall deliver to Lender the following items duly executed (where required) and in form and substance satisfactory to Lender and its counsel:

(a) the Note and multiple counterparts of this Agreement and satisfactory evidence in Lender’s sole discretion that Borrower owns all the interests in the Properties;

(b) the Assignment of Overriding Royalty Conveyance, the Mortgage, the Security Agreement, the Pledge Agreement and the other Loan Documents and in as many counterparts as Lender may require;

(c) the Subordination Agreements duly executed by __________________;

(d) a certificate of the secretary or assistant secretary of Borrower dated the Closing Date, certifying the incumbency of their officers executing this Agreement and any other documents required hereby and certifying resolutions adopted by the board of directors of Borrower authorizing Borrower’s execution and delivery of this Agreement, the Note, the Mortgage, the other Loan Documents and all other documents and instruments contemplated by this Agreement;

(e) a certificate of the president or a vice president of Borrower dated the Closing Date, certifying (i) the truth and accuracy of the representations and warranties of Borrower set forth in this Agreement, (ii) Borrower’s performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the making of the Loans, (iii) the absence of any material litigation regarding Borrower, the Properties or Borrower’s material contracts relating to the Properties, and (iv) that no material adverse change has occurred with respect to the financial condition, results or business of Borrower;

(f) Articles of Incorporation of Borrower certified by the Secretary of State of the state of its formation and its Bylaws certified by the secretary or an assistant secretary of Borrower;

(g) certificates, as of the most recent date practicable, of the Secretary of State of Kentucky attesting to Borrower’s existence, and of each state in which Borrower is qualified to do business as a corporation attesting to such qualification;

(h) the written opinion(s) of Borrower’s counsel dated the Closing Date and addressed to Lender;

(i) evidence that Borrower has obtained insurance in accordance with Sections 7.1(o) and (p), including an independent insurance report;

(j) title materials satisfactory to Lender establishing that Borrower has acquired and/or owns Defensible Title to the Properties, subject only to Permitted Encumbrances;

(k) the Pro Forma Financial Statements and Cash Flow Statement of Borrower as of the Closing Date;

(l) the results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower from the Offices of the Secretary of State of the State in which Borrower is formed;

(m) evidence satisfactory to Lender that it is obtaining first priority security interests and liens on the Collateral;

(n) any and all fees required under this Agreement are paid in full;

(o) the initial Reserve Report;

(p) a Guaranty Agreement from each Guarantor, guarantying the performance of all Obligations of Borrower under this Agreement, substantially in form and substance as set forth on Exhibit I attached hereto (the “Guaranty Agreement”);

(q) an Environmental Indemnity Agreement, pursuant to which Borrower and Parent agree to indemnify Lender for various environmental issues with respect to the Properties, substantially in form and substance as set forth on Exhibit J attached hereto (the “Environmental Indemnity Agreement”);

(r) evidence of the resignation or removal of Sam Winer from his position as Chief Financial Officer and Director of Parent and Borrower; and

(s) such other documents and instruments as Lender may reasonably request.

Conditions Precedent to Agreement. Lender shall not make any Loans available unless the following conditions precedent have been satisfied.

(t) There is no Event of Default, Unmatured Event of Default or Tax Claim;

(u) All of Borrower’s representations and warranties made in any Loan Document shall be true and correct as if made on the date of such Loan (except to the extent that the facts upon which such representation are based have been changed by the extension of credit hereunder);

(v) Borrower shall have performed and complied with all agreements and conditions in the Loan Documents which are required to be performed or complied with by them on or prior to the date of such Loans;

(w) No law, regulation, order, judgment or decree of any governmental authority is in effect or pending which shall enjoin, prohibit or restrain such Loan or impose, or result in the imposition of, any adverse condition upon Lender;

(x) Lender shall have received all documents and instruments which Lender has then reasonably requested as to, (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Person in any Loan Document, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Lender (in reasonable exercise of its discretion) in form, substance, and date;

(y) Lender shall have received satisfactory due diligence analysis including, but not limited to, financial and operational data, title and environmental review, all such data to be provided by Borrower;

(z) Lender shall have received satisfactory information regarding existing operating agreements and also all existing gas sales and oil sales which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs, gas stream heating content, then-current market prices for gas of similar quality and copies of existing sales contracts and for oil sales, individual well specific gravity of produced oil, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales contracts;

(aa) No material litigation shall have been initiated regarding Borrower, the Properties or any of Borrower’s material contracts related to the Properties; and No material adverse change in the financial condition, results or business of Borrower shall have occurred;

(bb) Borrower shall have delivered the Environmental Report in compliance with Section 7.1(z); and

(cc) Borrower shall, in connection with any Permitted Hedging Agreement, deliver to Lender an Intercreditor Agreement executed by the counterparty to such Permitted Hedging Agreement.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES

Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Borrower fails to pay any Obligation for principal or interest owing under the Note when the same is due and payable, whether at a date for the payment of an installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Projected Adjusted Net Cash Flow attributable to Proved Reserves, based on any of the Reserve Reports to be delivered to Lender after the Closing Date (after being adjusted to incorporate Lender’s then-current assumptions with respect to pricing, Expenses, discount rates and hedges under Permitted Hedging Agreements) is insufficient to fully amortize the Loans by their stated maturity;

(c) Any Loan Document at any time ceases to be valid, binding and enforceable against Borrower for any reason other than its release or subordination made with the consent of Lender, or Borrower asserts that any Loan Document to which it is a Party is not valid, binding and enforceable against Borrower;

(d) Borrower fails to duly observe, perform or comply with any covenant set forth in Section 7.2;

(e) Any “Event of Default” (as defined in the Security Document) (other than an event which is referred to in subsections (a) through (d) above) occurs under the Security Document, and the same is not remedied within the applicable period of grace (if any) provided in such Security Document;

(f) Borrower fails (other than as referred to in subsections (a) through (e) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within thirty (30) days of the time at which Borrower receives notice from Lender or otherwise knows or should have known of such failure;

(g) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(h) Any Lien against the Property, resulting from a Tax Claim or otherwise, for Fifty Thousand Dollars ($50,000) or more is asserted against any Borrower and such claim is not withdrawn, formally disputed in good faith, or otherwise disposed of within ninety days (90) thereafter;

(i) Subject to Permitted Encumbrances, Lender shall at any time not have a perfected first priority Lien on all or any part of the Collateral;

(j) The Borrower’s Working Interest is increased and/or the Borrower’s Net Revenue Interest is decreased from those set forth in Exhibit A without the prior written consent of Lender;

(k) Borrower:

(i) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) Debts as such Debts become due; or takes action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000), unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty (30) days after the entry or levy thereof or after any stay is vacated or set aside; or

(vi) fails to pay any Debt in excess of Fifty Thousand Dollars ($50,000) (other than the Obligations) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of, the maturity of such Debt (in excess of Twenty-Five Thousand Dollars ($25,000)), or if, as the result of such a default, any such Debt (in excess of Twenty-Five Thousand Dollars ($25,000)) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or

(vii) fails to perform its obligations under the Assignment of Overriding Royalty Interest or any Permitted Hedging Agreement and such failure continues beyond any applicable grace period set forth therein; or

(viii) a Change of Control occurs with regard to Borrower; or

(ix) a Coverage Default occurs.

Section 10.2. Acceleration.

Automatic Acceleration. Upon the occurrence of an Event of Default described in Section 10.1(k)(i), (ii) or (iii), all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each obligor who at any time ratifies or approves this Agreement. After any acceleration under this subsection, any obligation of Lender to make any further Loans or advances of any kind under any Loan Document shall at the option of Lender be permanently terminated.

Other Acceleration. Upon the occurrence and during the continuance of any Event of Default not described in the preceding Section 10.2(a), Lender may at any time and from time to time and without notice to Borrower, except as may otherwise be required hereunder, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.

Remedies. If any Event of Default shall occur and be continuing, Lender’s obligation to make any Loan(s) shall be suspended, and Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Lender may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity. If any Unmatured Event of Default shall occur and be continuing, Lender’s obligation to make any Loans shall be suspended, so long as any such Unmatured Events of Default or resulting Events of Default is continuing.

INDEMNITY. BORROWER AGREES TO INDEMNIFY LENDER, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION 10.4 COLLECTIVELY CALLED “LIABILITIES AND COSTS”) WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST LENDER GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS OR THE TRANSACTIONS AND EVENTS INCLUDING, WITHOUT LIMITATION, THE ENFORCEMENT OR DEFENSE THEREOF AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY ANY PERSON OR ANY LIABILITIES OR DUTIES OF ANY PERSON WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LENDER PROVIDED ONLY THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION 10.4 TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. AS USED IN THIS SECTION 10.4, THE TERM “LENDER” SHALL REFER NOT ONLY TO THE PERSON DESIGNATED AS SUCH IN SECTION 1.1, BUT ALSO TO ITS LENDER(S) AND MEMBERS AND, WITH RESPECT TO EACH OF THE FOREGOING, EACH DIRECTOR, OFFICER, AGENT, ATTORNEY, EMPLOYEE, REPRESENTATIVE AND AFFILIATE OF SUCH PERSON.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Waivers and Amendments; Acknowledgments and Admissions.

Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy which Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Acknowledgments and Admissions. Borrower hereby represents, warrants and acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender to Borrower as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) Lender owes no fiduciary duty to Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between Borrower and Lender, (vii) should an Event of Default or Unmatured Event of Default occur or exist Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, no Borrower is relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Unmatured Event of Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Unmatured Event of Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this Section 11.1(b) in deciding to execute and deliver this Agreement and to make the Loans.

Assignments; Survival of Agreements; Cumulative Nature. Lender may assign and/or transfer a portion or all of its rights and privileges under the Loan Documents at any time and from time to time, including, but not limited to, any collateral assignment to secure any indebtedness of Lender to any other Person and shall provide written notice thereof to Borrower. Any assignee of any of Lender’s rights under any of the Loan Documents shall be subrogated to any related rights and remedies that Lender may exercise against Borrower. All of the various representations, warranties, covenants and agreements of Borrower in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Lender and all of Lender’s obligations to Borrower are terminated. The representations, warranties and covenants made by Borrower in the Loan Documents, and the rights, powers and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail three (3) Business Days after deposit in the mail.

For delivery to Borrower:

KY USA Energy, Inc.
321 Somerset Road
London, Kentucky 40741
Telephone:   (606) 877-8533
Facsimile:    (606) 877-8553Attention: Steven D. Eversole

with copies to:

Fieldstone Lester Shear & Denberg
201 Alhambra Circle, Suite 601
Coral Gables, Florida 33131
Telephone:  (305) 357-5548
Attention:    Ronald R. Fieldstone, P.A.

and

Gottbetter & Partners, LLP
488 Madison Avenue
New York, NY 10022
Telephone: (212) 400-6900Facsimile: (212) 400-6901
Attention:   Adam S. Gottbetter, Esq.

For delivery to Lender:

NSES 12, LLC
38 Grove Street, Building C
Ridgefield, Connecticut 06877
Telephone:  (203) 431-0330 ext.872
Facsimile:   (203) 702-5587Attention: Roger Eustance

with copies to:

Greenberg Traurig, LLP
1000 Louisiana, Suite 1700
Houston, Texas 77002
Telephone:  (713) 374-3515
Facsimile:   (713) 754-3505Attention: Douglas C. Atnipp

and

NSES 12, LLC
38 Grove Street, Building C
Ridgefield, Connecticut 06877
Telephone:  (203) 431-0330 ext.820
Facsimile:   (203) 702-5587Attention: Dennis Diczok

Parties in Interest; Transfers. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Borrower shall assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Section 11.2. Governing Law; Submission to Process.

(a) Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of law. Courts within the State of New York shall have jurisdiction over any and all disputes between any Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Agreement or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in New York County, New York.

(b) Borrower and Lender each shall appoint C.T. Corporation as their agent within the State of New York for service of process. Such appointment shall commence at Closing and continue until the Maturity Date.

Limitation on Interest. Lender, Borrower and any other parties to any Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Borrower nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 11.6 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under applicable law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

Termination; Limited Survival. In their sole and absolute discretion, Borrower and Lender may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement. Upon receipt of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower or Lender in any Loan Documents, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Lender shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents; provided, however, that nothing in this Section 11.7 shall affect any and all continuing rights, validity and enforceability of the ORRI.

Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

Further Assurances. The parties agree (a) to furnish upon request to each other such information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Loan Documents.

WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF BORROWER AND LENDER HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.11.

EXCULPATION PROVISIONS. EACH OF THE PARTIES AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS CONTAINED IN THEM; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATION OF EACH OF THE LOAN DOCUMENTS AND HAS RECEIVED THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THE LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR THAT LIABILITY. EACH PARTY, AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISIONS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF THE PROVISION OR THAT THE PROVISIONS IS NOT “CONSPICUOUS.”

Controlling Provision Upon Conflict. Except as may be expressly provided otherwise herein, in the event of a conflict between the provisions of this Agreement and those of any other Loan Document or any other instrument referred to herein or executed in connection with this Agreement, the provisions of this Agreement shall control.

USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantor, which information includes the name and address of the Borrower and Guarantor and other information that will allow the Lender to identify the Borrower and Guarantor in accordance therewith.

ARTICLE XII
NOTICE TO BORROWER

THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES REPRESENT THE FINAL EXPRESSION OF THE AGREEMENTS BETWEEN THE PARTIES. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES.

Signatures appear on the following page.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:

KY USA Energy, Inc.,
a Kentucky corporation

By:
Steven D. Eversole, President

LENDER:

NSES 12, LLC,
a Delaware limited liability company

By:
Roger Eustance, President

[Signature Page to Senior Secured Credit Agreement]